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Exhibit 12

GTE Hawaiian Telephone Company Incorporated and Subsidiaries
STATEMENT OF THE CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

(Thousands of Dollars)


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
                                                                     Nine Months Ended
                                                                    September 30, 1997
                                                                   ---------------------
Net earnings available for fixed charges:
  Income from continuing operations                                $              45,526
  Add - Income taxes                                                              36,961
      - Fixed charges                                                             33,796
                                                                   ---------------------
Adjusted earnings                                                  $             116,283
                                                                   =====================

Fixed charges:
  Interest expense                                                 $              30,573
  Portion of rent expense
      representing interest                                                        3,223
                                                                   ---------------------
Adjusted fixed charges                                             $              33,796
                                                                   =====================

RATIO OF EARNINGS TO FIXED CHARGES                                                  3.44
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